Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Barrier Securities Linked to SPXF4EV6 Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”) Underlying: January 27, 2026 Pricing date: Monthly, beginning approximately one year after issuance Valuation dates: January 27, 2031 Final valuation date: January 30, 2031 Maturity date: 50.00% of the initial underlying value Final barrier value: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Automatic early redemption: At least 19.75% per annum* Premium: 17332TBC2 / US17332TBC27 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: $1,000 п the underlying return п the upside participation rate Return amount: 300.00% Upside participation rate: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barr ier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated January 5, 2026 Preliminary pricing supplement: * The actual premiums will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date** Hypothetical Redemption Premium Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value $1,197.500 19.7500% January 27, 2027 $1,213.958 21.3958% March 1, 2027 $1,230.417 23.0417% March 29, 2027 $1,246.875 24.6875% April 27, 2027 $1,263.333 26.3333% May 27, 2027 $1,279.792 27.9792% June 28, 2027 $1,296.250 29.6250% July 27, 2027 $1,312.708 31.2708% August 27, 2027 $1,329.167 32.9167% September 27, 2027 $1,345.625 34.5625% October 27, 2027 $1,362.083 36.2083% November 29, 2027 $1,378.542 37.8542% December 27, 2027 $1,395.000 39.5000% January 27, 2028 $1,411.458 41.1458% February 28, 2028 $1,427.917 42.7917% March 27, 2028 $1,444.375 44.4375% April 27, 2028 $1,460.833 46.0833% May 30, 2028 $1,477.292 47.7292% June 27, 2028 $1,493.750 49.3750% July 27, 2028 $1,510.208 51.0208% August 28, 2028 $1,526.667 52.6667% September 27, 2028 $1,543.125 54.3125% October 27, 2028 $1,559.583 55.9583% November 27, 2028 $1,576.042 57.6042% December 27, 2028 $1,592.500 59.2500% January 29, 2029 $1,608.958 60.8958% February 27, 2029 $1,625.417 62.5417% March 27, 2029 $1,641.875 64.1875% April 27, 2029 $1,658.333 65.8333% May 29, 2029 $1,674.792 67.4792% June 27, 2029 $1,691.250 69.1250% July 27, 2029 $1,707.708 70.7708% August 27, 2029 $1,724.167 72.4167% September 27, 2029 $1,740.625 74.0625% October 29, 2029 $1,757.083 75.7083% November 27, 2029 $1,773.542 77.3542% December 27, 2029 $1,790.000 79.0000% January 28, 2030 $1,806.458 80.6458% February 27, 2030 $1,822.917 82.2917% March 27, 2030 $1,839.375 83.9375% April 29, 2030 $1,855.833 85.5833% May 28, 2030 $1,872.292 87.2292% June 27, 2030 $1,888.750 88.8750% July 29, 2030 $1,905.208 90.5208% August 27, 2030 $1,921.667 92.1667% September 27, 2030 $1,938.125 93.8125% October 28, 2030 $1,954.583 95.4583% November 27, 2030 $1,971.042 97.1042% December 27, 2030 If the closing value of the underlying is not greater than or equal to the initial underlying value on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Payment at Hypothetical Underlying Return on Final Valuation Date 100.0 0% 50 .00% 25.00% 0.00% - 0.0 1% - 25. 0 0% - 50. 0 0% - 50. 0 1% - 75. 0 0% - 100 . 00% ** The hypotheticals assume that the premiums will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The securities may be automatically redeemed prior to maturity. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. • The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. • The Index may be adversely affected by a time lag in its volatility targeting mechanism. • The Index may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500 ® Index because of an implicit financing cost. • The performance of the Index will be reduced by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the Index by more (and possibly significantly more) than 6%. • The Index may not fully participate in any appreciation of the Underlying Futures Index. • The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. • The Index may significantly underperform the S&P 500 ® Index. • The Index has limited actual performance information. • An affiliate of ours participated in the development of the Index. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.